UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2013

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 5, 2013, the Compensation and Leadership Committee of the Company approved the amended and restated Motorola Solutions Management Deferred Compensation Plan, effective as of June 1, 2013 (the “Amended Plan”). The Amended Plan incorporates administrative modifications to the prior version of the plan adopted and disclosed in May 2013 to allow for more flexibility regarding deferral elections and distributions. As previously disclosed, the Amended Plan permits participating executives, including the Company’s named executive officers, to defer base salary and cash incentive compensation in excess of qualified 401(k) plan limitations. Participants under the Amended Plan may choose to invest their notional accounts in the same investment alternatives that are available under the Company’s 401(k) plan other than the Company stock fund. The Amended Plan also provides for Company matching contributions (i) with respect to the first 4% of compensation deferred under the Amended Plan, subject to a maximum of $50,000 for Board Officers, (ii) to restore lost matching amounts that would have been made under the 401(k) plan if participants had not participated in the Amended Plan, and (iii) in such discretionary amounts as may be approved by the Board or Compensation Committee. The foregoing description of the Amended Plan is qualified in its entirety by reference to the text of the Amended Plan, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

10.1	Motorola Solutions Management Deferred Compensation Plan (As Amended and Restated Effective as of June 1, 2013).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: June 5, 2013	By:	/s/ Michele A. Carlin
	Name:	Michele A. Carlin
	Title:	Senior Vice President, Human Resources

Exhibit Index:

10.1	Motorola Solutions Management Deferred Compensation Plan (As Amended and Restated Effective as of June 1, 2013).